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                                                                   EXHIBIT 10(t)

                              CONSULTING AGREEMENT

TERM OF AGREEMENT:    OCTOBER 1, 2000 THROUGH DECEMBER 31, 2001 (THE "TERM")
VISA CONTACT:         LIANE REDFORD
SELLER CONTACT:       JONATHAN ADAMS
SELLER TAX I.D. #:    38-3518829

This Agreement (the "Agreement") is between VISA U.S.A. INC. ("Visa"), with its principal place of business at 900 Metro Center Boulevard, Foster City, California 94404 (mailing address P.O. Box 8999, San Francisco, CA 94128-8999) on the one hand and CATUITY, INC. (hereinafter "Seller"), with its principal place of business at 2711 East Jefferson Avenue, Detroit, Michigan, 48207, on the other.

In consideration of the mutual covenants and conditions set forth herein and in Exhibits A, B, and C hereto, all of which are incorporated herein by reference, Visa and Seller agree as follows:

1. Subject to the terms and conditions specified in Exhibit A hereto, Seller shall provide Services and Visa shall pay Fees under the terms specified in Exhibit B hereto, all as may be amended by Exhibit C hereto. From time to time, the parties may agree on further and particular Seller Services and Visa Fees, which Services and Fees shall be set out in Seller project description documents ("Confirmations") in the form attached hereto as Attachment 1. No Confirmation shall be binding on the parties unless it is signed by both parties and a staff member of Visa Business Affairs, and explicitly references this Agreement. All Confirmations shall be governed only by the terms and conditions of this Agreement notwithstanding any apparent terms and conditions on such Confirmations.

2. Seller agrees to provide consulting services for Visa on the terms and conditions set forth in this Agreement and agrees that Seller personnel are not authorized to begin performing subsequent services for Visa until Seller has received a Confirmation for those services, executed by Visa. This Agreement and its Exhibits shall not be construed as making an employment offer to any employee or contractor of Seller. No employee or agent of either party, except for Visa Human Resources Department management and recruiters who are employees of Visa, shall have the authority to make any agreement or representation, oral or written, relating to employment with Visa. In addition, no representation as to an individual's current or future assignment as a contractor to Visa shall be effective until an Confirmation covering such assignment has been signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above.

CATUITY, INC.                               VISA U.S.A. INC.
("Seller")                                  ("VISA")

By     /s/ Jonathan R.E. Adams              By        /s/ Patrick Gauthier
   ---------------------------------            --------------------------------
Name   Jonathan R.E. Adams                  Name     Patrick Gauthier
     -------------------------------             -------------------------------
Title  SVP Operations                       Title    SVP
      ------------------------------              ------------------------------
Date   11/8/00                              Date     11/17/00
    --------------------------------             -------------------------------




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                                                                       EXHIBIT A

                              TERMS AND CONDITIONS

1.       DEFINITIONS

         a. Confidential Information means any proprietary information, cardholder information, merchant information, technical data, trade secrets or know-how, research, experiments, inventions, processes, formulas, designs, drawings, products, services, plans, customers, markets, finances, equipment, card plastics or plates, software, source code, hardware configuration, or other information disclosed by Visa, its Member financial institutions or other service providers, in writing, orally, on tape or disk, or by drawings or inspection of parts or equipment, and includes the results of services under this Agreement, the Deliverables and any other information that reasonably should be understood to be confidential. It includes Work Product and Deliverables, which are hereby deemed to be the confidential information of Visa. It does not mean information (a) already known by Seller at the time it is disclosed as shown by written records; (b) publicly known without breach of this Agreement; (c) received from a third party authorized to disclose it without restriction; (d) independently developed by Seller without use of the Confidential Information; or (e) required by law, regulation or valid court or government order to be disclosed, if Seller first notifies Visa, so Visa may seek a protective order.

         b. Deliverables mean items Seller personnel develop or provide to Visa under any Exhibit to this Agreement, including all Work Product.

         [unused definition deleted]

         c. Work Product means improvements, inventions, developments, discoveries, mask works, ideas, processes, techniques, products, know-how and data, whether or not subject to patent; creative works, preliminary concepts, concept executions, and all other copyrightable material; reports, notes, records and other documentation; preliminary and final drawings, designs, exposed and processed film, disks of final copy, art, digital art, and/or mechanicals; source code and other documentation that would assist in modifying, enhancing or maintaining delivered software; and trade secrets; as well as all their derivatives and modifications that Seller personnel make, conceive or reduce to practice, solely or with others, while performing services in connection with the Deliverables.

2. PERFORMANCE & COMPENSATION. Unless Visa agrees that a contractor of Seller meets independent contractor requirements, Seller shall not provide any such worker to perform services for Visa. This Agreement is for the personal services of Seller and its personnel. Substitute performance for those personnel is not acceptable without prior written consent by Visa. Visa agrees to pay Seller the compensation set forth in a Project Description Exhibit, including pre-approved expenses, unless the parties have agreed that Seller will include such expenses in its fee. Seller will provide specified reports upon Visa's request. Visa shall not be responsible for fees or expenses beyond those quoted on the Project Description Exhibit.

3. TERMINATION. Either party may terminate this Agreement upon thirty (30) days' prior written notice. If termination is for breach, the breaching party shall have thirty (30) days to cure such breach. Termination shall be effective without further notice at the end of such period if the breach has not been cured. Visa may order Seller to immediately cease performance to prevent loss from failure of its



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personnel to keep Confidential Information secure, their gross misconduct, or
Seller's insolvency .Visa may request Seller to immediately remove specific Seller personnel from an assignment. Seller shall have ten (10) business days to find substitute personnel acceptable to Visa. If Seller cannot provide a suitable replacement within ten (10) business days, Visa may terminate the relevant Exhibit or this Agreement without further obligation to Seller. Upon termination, Visa shall pay Seller prorated fees and expenses for work completed. Each party's duties on ownership of Work Product, confidentiality, indemnification and warranties shall survive termination of this Agreement or any Exhibit.

4. CONFIDENTIALITY. Seller shall use Visa's confidential information only for the purposes of this Agreement, and shall take all reasonable precautions to prevent unauthorized disclosure or use of it. Seller shall not make any press release or other public disclosure of confidential information or performance of services for Visa without prior written consent of Visa. Seller will hold all confidential or proprietary information from third parties in the strictest confidence, and shall use or disclose it only for performance of services hereunder if consistent with the third party's agreement for its use. Upon termination of this Agreement or upon demand, Seller promptly shall return to Visa all property and confidential and proprietary information of Visa and of third parties provided by Visa. If agreed, a Certification of Destruction may be provided instead, with sufficient detail on items destroyed, destruction date, and assurance that all copies also were destroyed.

5. SECURITY. Visa reserves the right to deny access to its premises, information and systems to Seller or its personnel at any time for reasonable cause. For access to sensitive data or systems or a Visa security badge, Seller personnel will be subject to a background investigation, including criminal history and consumer credit reports. Seller shall obtain its personnel's consent to such security checks. Seller personnel shall comport themselves at all times according to generally accepted standards of professional conduct, and according to the Vendor Guidelines attached as Attachment 2 to the Agreement and are incorporated herein by reference.

6. PROPRIETARY RIGHTS IN WORK PRODUCT, DELIVERABLES AND DATA

         a. Nothing contained herein shall give Visa any ownership rights in any materials or information contained in the Deliverables that was developed or acquired by Seller prior to the performance of the services under the Exhibit governing the Deliverables, or that is licensed by Seller from any third party, provided that Seller lists such retained materials and information under the Ownership Rights section of the Project Description and grants Visa a license to such retained materials and information adequate to permit the exercise of the rights described in subsection (c) below.

         b. Excluding such retained materials and information, Seller grants to Visa all rights to the Work Product and Deliverables, including complete, unconditional and world- wide ownership of all intellectual property rights in any draft or final version of material. Seller agrees to assist Visa, at Visa's expense, in securing such worldwide rights and any intellectual property rights relating thereto, including disclosure of all pertinent information and data and execution of all documents needed. For copyrightable works not deemed to be Work-Made-For-Hire, Seller shall assign such copyright to Visa and shall execute all documents needed to evidence such assignment.

         c. Notwithstanding anything to the contrary in this Agreement, Visa shall have the right to use and disclose all Deliverables from Seller in the normal course of business, including use for evaluation, development and marketing of products and services by Visa. In addition, upon transfer of the Deliverables, Seller hereby waives all right to attribution or limitation on subsequent use or modification.

7. CONFLICTING OBLIGATIONS. No search, conversion, or placement fees shall be payable to Seller managers, officers or



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personnel (including employees and contractors) for placement of any individual as a Visa employee, contractor or consultant, if such placement resulted from information obtained by Seller's managers, officers or personnel performing services on Visa's premises.

8. HIRING OF THE OTHER PARTY'S PERSONNEL. Unless the parties otherwise agree in writing, neither a party nor its personnel shall solicit for employment, hire or engage in any capacity any employee of the other party. Visa shall have no obligation for placement fees to any corporation of a contractor performing services for Visa through Seller, or liability for any breach of any employment or other agreement by such contractor, should such contractor accept employment or contract work with Visa.

9. WARRANTIES.

         a. Intellectual Property. Seller warrants that its personnel will not knowingly use or infringe any intellectual property or other proprietary right of a third party and that the Deliverables will be original works of its personnel or provided under valid license from third parties. Seller further warrants that it has not granted and will not grant any right in the Deliverables or Work Product to a third party that would be inconsistent with the rights granted to Visa under this Agreement.

         b. Other Contracts. Seller represents and warrants that entering into this Agreement and performance of services hereunder does not contravene the terms of any agreement with a third party.

         c. Inducements. Seller warrants that its personnel have not provided and shall not provide any gift, gratuity, service, or other inducement to any Visa employee or agency involved in retaining Seller's services for this Agreement.

         d. Compliance with Law and Visa Vendor Guidelines. Seller warrants that it shall comply with all applicable laws and regulations, including, without limitation, employment, immigration, and tax laws and regulations. Seller warrants that all personnel performing services on Visa premises have the legal right to work in the United States. Seller warrants that it has not discriminated against any employee, applicant or contractor on any basis forbidden by law. Seller warrants that it qualifies under applicable tax laws and regulations as an independent contractor.

         e. Seller Personnel Compliance. Seller warrants that all Seller personnel who are involved in the provision of Services hereunder shall have, prior to beginning such involvement, (i) been made aware of the terms and conditions set out in Sections 4 through 9 of this Exhibit A, (ii) been made aware of the Visa Vendor Guidelines; and (iii) agreed to comply with those terms and conditions and Vendor Guidelines.

         f. Performance. Seller warrants its personnel shall use reasonable care and judgment in performing the services hereunder.

10. FINANCIAL STATEMENTS. Upon request, Seller shall provide Visa with a copy of its most recent audited financial statements, a letter from Seller's certified public accountant or other documentation acceptable to Visa setting out Seller's current financial status, such documentation to be warranted by Seller to be complete and accurate. Visa acknowledges the confidentiality of such statements, and shall restrict access to them solely to those Visa employees with a need to know.

11. INSURANCE. Seller shall maintain at its expense during the term of this Agreement the following minimum insurance coverage with insurers having a BEST rating acceptable to Visa (a) Comprehensive General Liability coverage at $1 million per occurrence and $2 million general aggregate, including coverage for Seller's contractual liability under the Indemnification section hereunder; (b) Workers' Compensation coverage at statutory minimums (if required by law); and
(c) Employer's Liability coverage at $1 million per occurrence (if applicable). Upon request by Visa, Seller also shall maintain at its expense during the term of this Agreement (d) Comprehensive Auto Liability coverage at $1 million combined single limit; (e) Errors & Omissions coverage at $1 million per occurrence and in the



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aggregate; and (f) Fidelity coverage at $1 million per occurrence and in the aggregate. Seller shall add Visa as an additional insured to the Comprehensive General Liability policy. Seller's insurance shall be primary, and any insurance maintained by Visa shall be excess to and not contribute to Seller's insurance. Every policy required under this Section shall contain the following clause: "No reduction, cancellation or expiration of this policy shall become effective until thirty (30) days from the date written notice is actually received by Visa." Seller and its personnel shall not undertake any services until all required insurance has been obtained. Seller immediately shall obtain replacement insurance complying with these requirements upon any cancellation or material revision of its coverage. Within thirty (30) days of execution of this Agreement and annually thereafter, Seller shall send Certificate(s) of Insurance confirming such coverage to Visa, Attn: Business Affairs, P.O. Box 8999, M/S:
Ml-10B, San Francisco, CA 94128-8999. Fulfillment of obligations to procure insurance shall not otherwise relieve Seller of any liability hereunder or modify Seller's obligations to indemnify Visa.

12. AUDIT. Seller shall allow Visa or its designated agent access during normal business hours throughout the term of this Agreement and for six (6) months thereafter to perform audits of Seller's facilities, operations and records on services to Visa to determine whether Seller has complied with this Agreement. Seller also shall provide Visa or its designated agent during normal business hours with books, records and supporting documentation adequate to evaluate Seller's performance.

13. INDEPENDENT CONTRACTOR. Seller is an independent contractor, and this Agreement and its Exhibits shall not be interpreted as appointing Seller or its personnel as agents, employees, lessees, partners, or joint venturers of Visa. Seller and its personnel may not bind or obligate Visa without its prior written consent. Visa shall not be liable for Seller's debts, obligations or liabilities, including without limitation Seller's obligation to withhold social security and income taxes for its personnel. Seller's personnel are not entitled to any benefits generally available to Visa employees, including, without limitation, the Visa Thrift and Retirement Plans.

14. INDEMNIFICATION

         a. Seller shall indemnify and hold harmless Visa and its subsidiaries, Member financial institutions, including Group Members, and service providers, and their respective directors, officers, employees, agents, attorneys, affiliates, successors, and assigns ("Indemnified Parties") from all claims, losses, liabilities, damages, suits, actions, government procedures, taxes, penalties or interest, associated auditing and legal expenses and other costs incurred by Indemnified Parties, arising from Seller's or its personnel's (a) unauthorized use of Visa or a third party's trademarks or other violation of intellectual property rights by use of the Deliverables or Work Product; (b) failure to comply with applicable laws or regulations; (c) failure to report all compensation under this Agreement as income, including, without limitation, failure to pay withholding or other taxes, resulting in determination by a government agency that Seller is not an independent contractor; (d) failure to pay any other debt, obligation or liability of Seller; (e) workers' compensation claims; (f) unauthorized acts or omissions; or (g) negligent or willful causing of bodily injury or property damage, except to the extent Visa personnel caused such injury or damage by their negligence or misconduct.

         b. Seller agrees, at its own expense, to defend or settle any claim brought against Visa for patent, copyright, trade secret or trademark infringement in connection with a Deliverable. Visa shall provide Seller with prompt written notice of the claim, authority to proceed and full information and assistance to defend or settle the claim. At its sole option and expense, Seller may procure for Visa the right to use the Deliverable, replace the Deliverable with a non-infringing substitute or suitably modify the Deliverable so that it is non-infringing. Notwithstanding the foregoing, Seller assumes no liability for infringement claims arising from (i) combination of Seller's work with products not provided by Seller personnel, if such claim would not exist in the absence of such combination; or (ii) modification of the Deliverable, unless Seller's personnel made such modification.



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         c. EXCEPT FOR DAMAGES CAUSED BY WILLFUL MISCONDUCT OF A PARTY , IN NO
EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER- WISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY DOES NOT APPLY TO INDEMNIFICATION OWED TO THE OTHER PARTY FOR THIRD PARTY CLAIMS.

15. GENERAL

         a. Excusable Delays. Neither party shall be held responsible for delays caused by acts beyond its control, such as acts of God or public enemies, government acts, utility or communications delays or failures, accidents not caused by its own negligence or fault, labor disputes, war, or failure of the other party to provide required data. Seller shall be responsible for delays and restrictions caused by its personnel's failure to comply with the terms of this Agreement, resulting in exclusion from facilities or access to Confidential Information or systems.

         b. Assignment. Seller may not assign the services, or assign or delegate its rights and obligations under this Agreement, without the prior written consent of Visa.

         c. Notice. All notices required under this Agreement shall be in writing and shall be deemed given when delivered personally, by overnight delivery upon written verification of receipt, by facsimile transmission upon electronic acknowledgment of receipt, or by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page or such other address or facsimile number as either party may specify in writing.

         d. Governing Law: Severabilitv. This Agreement shall be construed and interpreted under the internal laws of the State of California, without giving effect to its principles of conflict of law. If a court of competent jurisdiction finds any provision of this Agreement invalid, illegal or unenforceable, the remainder of the Agreement shall remain in full force and effect.

         e. Trademarks. Neither party shall place the trademarks, service marks or trade name of the other party on materials developed under this Agreement, without the trademark owner's prior written consent.

         f. Taxes. Seller shall be responsible for and pay all taxes, however designated, including taxes on its income, that are levied or based on this Agreement. Visa shall have the right to require Seller to contest with the imposing jurisdiction, at Visa's expense, any taxes or assessments that Visa deems to have been improperly imposed on Visa.

         g. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         h. Entire Agreement; Modification; Waivers. This Agreement and its incorporated attachments constitute the entire agreement and understanding between Visa and Seller on the subject matter. The Agreement incorporates any additional terms and conditions contained in Project Description Exhibits, invoices or purchase orders, provided such terms are not inconsistent with the terms of this Agreement. No modification or waiver of this Agreement shall be binding unless it is in writing and signed by both parties.


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                                                                     EXHIBIT B--
                                  ATTACHMENT 1
                   SELLER PROJECT DESCRIPTION ("CONFIRMATION")

This Project Description shall be attached to the Consulting Agreement dated October 1, 2000 between VISA U.S.A. INC. ("Visa") and CATUITY, INC. ("Seller"), Tax ID No.38-3518829 and is subject in all respects to the terms and conditions of that agreement.

1. Seller shall provide the following Services:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

       - The Services are more fully defined in Seller's proposal dated _______, which is attached hereto and made a part hereof by reference.

2. Provision of these Services will commence on _______________________ and the Deliverables and Work Product shall be presented to Visa no later than ________________ .

3. Compensation:


       - U.S. $ ________+- 10% in total, inclusive of fees, outside costs, and out of pocket expenses. Any additional costs or fees will not be reimbursed to Seller without prior written approval from Visa.

       - Seller will be paid on a time and materials basis, based on fees and costs set out in the attached rate schedule. In no event will Visa be obligated to pay more than U.S. $______in total, inclusive of $_______ in fees, $____________ in outside costs, and $________ in out of pocket expenses, without Visa's prior written approval of fees and costs for such additional amounts.

4. Seller shall invoice Visa based on the following schedule: _________________ ___________ Seller shall upon Visa's request, provide any reasonable receipts or other documentation, including copies of time records. Payment Terms: Net 30 days from receipt of invoice.

5. The parties acknowledge that this Confirmation will not be binding upon Visa unless and until it is executed by both parties and a Visa Business Affairs staff member in the appropriate space below.

     CATUITY, INC.                         VISA U.S.A. INC.
     ("Seller")                            ("VISA")

     By________________________________    By___________________________________

     Name______________________________    Name ________________________________

     Title_____________________________    Title________________________________

     Date______________________________    Date ________________________________

                                           VISA BUSINESS AFFAIRS APPROVAL:
                                           By_____________________ Date_________




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                                  ATTACHMENT 2

                           STANDARDS OF VENDOR CONDUCT

The following guidelines should be followed by all vendors, including vendors working on behalf of Visa while at Visa offices, traveling on behalf of Visa, or performing work on behalf of Visa outside of Visa offices. These guidelines are intended to clarify the most common questions about the extent of vendor involvement in daily Visa events.

OFFICE PRIVILEGES: Generally vendors will perform their services on behalf of Visa at their own Seller's office. Office accommodations may be provided by Visa only when necessary for security reasons or because the use of proprietary equipment or programs is required. If Visa does provide office accommodations, vendors may be asked to move to different locations within Visa at any time.

Office amenities such as coffee bars, restrooms, and the cafeteria are available to guests, including vendors, with the exception of particular occasions when the cafeteria or a similar area has been reserved for employee functions.

Secretarial services may be made available to vendors for the purpose of conducting Visa business only when dealing with secured or proprietary materials. Guidelines for use of secretarial services may be established by the vendor's Visa project supervisor .

Telephone service may be made available to vendors for the purpose of conducting Visa business only when the vendor is required to perform services on site to work with secured or proprietary materials. Personal telephone calls or calls unrelated to Visa business (e.g., to other clients) must be restricted to a minimum, and in no case should a vendor ask a secretary or receptionist to handle personal telephone calls. Long- distance personal calls should not be made from a Visa telephone except with the vendor's credit/calling card. Additional telephone guidelines may be established by the vendor's Visa project supervisor. Misuse of Visa telephones may result in immediate contract termination.

Visa equipment and supplies may be used by vendor only when required to work on-site with secured or proprietary materials or equipment. Personal use of any Visa equipment, service, or supplies may be considered grounds for immediate termination of a vendor's engagement.

SCOPE OF COMPANY PARTICIPATION: Vendors will be asked by their project manager to attend only those meetings which relate to their contracted scope of work or specific project. Vendors shall not attend corporate, division or department staff meetings. When in doubt about whether or not participation in meetings is expected or permitted, the vendor should check with the Visa project supervisor with whom the vendor is contracting. As a rule, vendors are not included in company-sponsored holiday or annual celebrations.

Management: The Visa project supervisor is responsible for project management, as well as evaluation on completed work. In this regard, such supervisor will give guidance as to the required outcome of the contracted project. It will be up to the vendor to determine how to accomplish the desired results. If a vendor provides one of its employees to Visa to complete a contractual arrangement, the Visa project supervisor may provide project guidance to that employee. However, it is the vendor Seller's responsibility to handle all issues regarding the worker's compensation, satisfaction with Visa, assignments, time off, or Visa personnel interactions.

GIFTS AND GRATUITIES: In order to avoid any activity that could be construed to unduly influence judgment regarding the use of vendor resources, no gifts, favors, gratuities, travel, entertainment, meals, or any other item or service of any value should be offered to Visa employees by the vending Seller or its employees or contractors.